AMENDED SCHEDULE A

dated December 18, 2018
to the
INVESTMENT ADVISORY AGREEMENT
dated December 16, 2005 between
THE ADVISORS’ INNER CIRCLE FUND
and
WESTWOOD MANAGEMENT CORP.

Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio	Fee (in basis points)
Westwood LargeCap Value Fund	0.60% of the average daily net assets
Westwood Low Volatility Equity Fund	0.70% of the average daily net assets
Westwood SMidCap Plus Fund	0.75% of the average daily net assets
Westwood SMidCap Fund	0.75% of the average daily net assets
Westwood SmallCap Fund	0.85% of the average daily net assets
Westwood Income Opportunity Fund	0.75% of the average daily net assets
Westwood Short Duration High Yield Fund	0.70% of the average daily net assets
Westwood Global Equity Fund	0.80% of the average daily net assets
Westwood Emerging Markets Fund	0.95% of the average daily net assets
Westwood Emerging Markets Plus Fund	0.95% of the average daily net assets
Westwood MLP and Strategic Energy Fund	0.85% of the average daily net assets
Westwood Opportunistic High Yield Fund	0.55% of the average daily net assets
Westwood Market Neutral Income Fund	0.85% of the average daily net assets
Westwood Strategic Convertibles Fund	0.75% of the average daily net assets
Westwood Worldwide Income Opportunity Fund	0.75% of the average daily net assets
Westwood Flexible Income Fund	0.69% of the average daily net assets

ACKNOWLEDGED AND ACCEPTED BY:

WESTWOOD MANAGEMENT CORP.

By:	/s/ Julie K. Gerron
Name: Julie K Gerron
Title: General Counsel & CCO

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Dianne Descoteaux
Name: Dianne Descoteaux
Title: VP & Secretary